Exhibit 10.44
[Form of Contribution, Conveyance and Assumption Agreement]

CVR PARTNERS, LP
CONTRIBUTION, CONVEYANCE AND ASSUMPTION
AGREEMENT

CONTRIBUTION, CONVEYANCE AND ASSUMPTION AGREEMENT
     This Contribution, Conveyance and Assumption Agreement, dated as of                     , 2007, is entered into by and among COFFEYVILLE RESOURCES, LLC, a Delaware limited liability company (“CR”), CVR GP, LLC., a Delaware limited liability company (the “Managing General Partner”), CVR SPECIAL GP, LLC, a Delaware limited liability company (the “Special General Partner”) and CVR PARTNERS, LP, a Delaware limited partnership (the “Partnership”). The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.” Capitalized terms used herein shall have the meanings assigned to such terms in Section 1.1.
RECITALS:
     WHEREAS, CR, the Managing General Partner and the Special General Partner have formed the Partnership pursuant to the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”) for the purpose of engaging in any business activity that is approved by and that lawfully may be conducted by a limited partnership organized pursuant to the Delaware LP Act in accordance with the terms of the Partnership Agreement.
     WHEREAS, in order to accomplish the objectives and purposes in the preceding recital, each of the following actions have been taken prior to the date hereof:
     1. CR formed the Managing General Partner under the terms of the Delaware Limited Liability Company Act (the “Delaware LLC Act”) and contributed $1,000 to the Managing General Partner in exchange for all of the member interests in the Managing General Partner.
     2. CR formed the Special General Partner under the terms of the Delaware LLC Act and contributed $1,000 to the Special General Partner in exchange for all of the member interests in the Special General Partner.
     3. The Managing General Partner, the Special General Partner and CR formed the Partnership under the terms of the Delaware LP Act and (a) the Managing General Partner contributed $1,000 to the Partnership in exchange for a managing general partner interest in the Partnership, (b) the Special General Partner contributed $1,000 to the Partnership in exchange for a non-managing general partner interest in the Partnership and (c) CR contributed $1,000 to the Partnership in exchange for a nominal limited partner interest in the Partnership.
     WHEREAS, concurrently with the consummation of the transactions contemplated hereby, each of the following shall occur:

     1. Fertilizers will distribute all of its cash accounts receivable and inventory, having a value currently estimated to be $          million, (the “Working Capital Assets”) to CR.
     2. CR will convey:
     (a)            % of the Fertilizer Interests to the Partnership, on behalf of the Managing General Partner, in exchange for the Managing General Partner Interest in the Partnership;
     (b)            % of the Fertilizer Interests to the Partnership, on behalf of the Special General Partner, in exchange for 30,303,000 Special GP Units, representing a 99.9% special general partner interest in the Partnership; and
     (c)            % of the Fertilizer Interests to the Partnership, on its own behalf, in exchange for 30,333 Special LP Units, representing a 0.1% limited partner interest in the Partnership.
     WHEREAS, it is the intent of the Parties that the Managing General Partner have the discretion to effect an Initial Offering, consistent with provisions of the Partnership Agreement and it may be necessary for the Parties to take reasonable actions to effect the Initial Offering.
     NOW, THEREFORE, in consideration of their mutual undertakings and agreements hereunder, the Parties undertake and agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.1 Terms. Capitalized terms used herein but not defined shall have the meanings given them in the Partnership Agreement. The following defined terms shall have the meanings given below:
     “Agreement” means this Contribution, Conveyance and Assumption Agreement.
     “Call Right” has the meaning set forth in Section 4.4.
     “CapEx Reimbursement Amount” has the meaning set forth in Section 4.2(b)(i).
     “Code” means Internal Revenue Code of 1986, as amended.
     “CR” has the meaning as set forth in the opening paragraph of this Agreement.
     “Delaware LLC Act” has the meaning as set forth in the Recitals of this Agreement.
     “Delaware LP Act” has the meaning as set forth in the Recitals of this Agreement.

     “Effective Time” means 8:00 a.m. prevailing Eastern Time on the Closing Date.
     “Fertilizer Interests” means the membership interests in Fertilizers.
     “Fertilizer Interest Liabilities” means all liabilities arising out of or related to the ownership of the Fertilizer Interests to the extent arising or accruing on and after the Effective Time, whether known or unknown, accrued or contingent, and whether or not reflected on the books and records of Fertilizers or their affiliates.
     “Fertilizers” means Coffeyville Resources Nitrogen Fertilizers, LLC, a Delaware limited liability company.
     “IO Debt Financing” “ has the meaning set forth in Section 4.2(c).
     “Managing General Partner” has the meaning as set forth in the opening paragraph of this Agreement.
     “Partnership” has the meaning as set forth in the opening paragraph of this Agreement.
     “Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of CVR Partners, LP, dated as of                     , 2007 to which reference is hereby made for all purposes of this Agreement.
     “Party” or “Parties” has the meaning as set forth in the opening paragraph of this Agreement.
     “Put Right” has the meaning set forth in Section 4.3.
     “Requested Modifications” has the meaning set forth in Section 4.2(e).
     “Special General Partner” has the meaning as set forth in the opening paragraph of this Agreement.
     “Special GP Offering” has the meaning set forth in Section 4.2(c).
     “Swaps” has the meaning set forth in Section 4.2(e).
     “Working Capital Amount” has the meaning as set forth in Section 4.2(b)(ii).
     “Working Capital Assets” has the meaning as set forth in the Recitals of this Agreement.

ARTICLE II
CONTRIBUTION
     Section 2.1 Distribution and Assignment of Working Capital Assets to CR. The Parties hereby acknowledge the distribution and assignment by Fertilizers of the Working Capital Assets to CR and receipt by CR of an estimated $           million in cash and value associated with the Working Capital Assets.
     Section 2.2 Contribution of Fertilizer Interests to the Partnership. CR hereby grants, contributes, bargains, conveys, assigns, transfers, sets over and delivers the Fertilizer Interests to the Partnership, its successors and assigns, for its and their own use forever, on behalf of the Managing General Partner, the Special General Partner and itself as described in the recitals hereto, in exchange for (a) the continuation of the Managing General Partner Interest in the Partnership held by the Managing General Partner, (b) the issuance to the Special General Partner of 30,303,000 Special GP Units, representing a 99.9% general partner interest in the Partnership, and (c) the issuance to CR of 30,333 Special LP Units, representing a 0.1% limited partner interest in the Partnership and the Partnership hereby accepts such Fertilizer Interests as contributions to the capital of the Partnership.
     The Partnership agrees to refund the initial $1,000 contributed by each of the Special General Partner and CR promptly following the issuance of Special GP Units and Special LP Units described above and any Partnership Interest acquired with such $1,000, other than the Managing General Partner interest, which shall be continued as described above, shall be redeemed and cancelled and of no further effect.
ARTICLE III
ASSUMPTIONS OF CERTAIN LIABILITIES
     Section 3.1 Assumption of Fertilizer Interest Liabilities by the Partnership. In connection with the contribution and transfer by CR of the Fertilizer Interest to the Partnership, as set forth in Article II above, the Partnership hereby assumes and agrees to duly and timely pay, perform and discharge the Fertilizer Interest Liabilities, to the full extent that CR has been heretofore or would have been in the future obligated to pay, perform and discharge the Fertilizer Interest Liabilities were it not for the execution and delivery of this Agreement; provided, however, that said assumption and agreement to duly and timely pay, perform and discharge the Fertilizer Interest Liabilities shall not (a) increase the obligation of the Partnership with respect to the Fertilizer Interest Liabilities beyond that of CR, (b) waive any valid defense that was available to CR with respect to the Fertilizer Interest Liabilities or (c) enlarge any rights or remedies of any third party, if any, under any of the Fertilizer Interest Liabilities.

ARTICLE IV
ADDITIONAL TRANSACTIONS
     Section 4.1 Notice of Initial Offering. If the Managing General Partner elects to cause the Partnership to undertake the Initial Offering the Managing General Partner shall give prompt notice to CR and the Special General Partner of such election and the proposed terms of the Initial Offering, including whether it will be an Initial Public Offering or an Initial Private Offering, the anticipated timing and size of the Initial Offering, the proposed use of proceeds and the identity of each managing underwriter or initial purchaser, as applicable.
     Section 4.2 Actions in Connection with Initial Offering.
     (a) CR shall use, and shall cause each of its Subsidiaries to use, its commercially reasonable efforts to take such actions and enter into such transactions as the Managing General Partner reasonably requests to effectuate and permit the consummation of the Initial Offering. Such actions may include the entry into customary lock-up agreements with the managing underwriters or initial purchasers, as applicable, and the transfer by CR or its wholly-owned Affiliates of their ownership interest in the Partnership to other wholly-owned Affiliates of CR.
     (b) The Partnership shall use:
     (i) up to $30 million in net proceeds (the “CapEx Reimbursement Amount”) from the Initial Offering to repay CR for capital expenditures CR incurred related to the assets of Fertilizers during the two year period prior to the effective date of the sale of the Managing General Partner by CR to Coffeyville Acquisition III, LLC; and
     (ii) an additional amount of net proceeds from the Initial Offering, as determined by the Managing General Partner (the “Working Capital Amount”), to fund working capital, future Operating Expenditures or Expansion Capital Expenditures, or other general partnership purposes of the Partnership and Fertilizers.
     (c) CR and the Special General Partner agree that the Managing General Partner may structure the Initial Offering to include (x) a secondary offering of Units by the Special General Partner and/or (y) a primary offering of Units by the Partnership together with, as determined by the Managing General Partner, a substantially contemporaneous incurrence of indebtedness by the Partnership and/or Fertilizers (an “IO Debt Financing”) where a use of proceeds from the Initial Offering and IO Debt Financing is to redeem Units from the Special General Partner, with a per-Unit redemption price equal to the price at which a Unit is purchased from the Partnership, net of any sales commissions or underwriting discounts charged to the Partnership (a “Special GP Offering”). If the Special GP Offering is structured as a redemption of Units, Common Units of the Special General Partner shall be redeemed first, then Subordinated Units to the extent the Special General Partner no longer has Common Units. The number of Units sold by and/or redeemed from the Special General Partner may not, without the Special General Partner’s consent, exceed a number of Units reasonably expected by the Managing General Partner, at the time of filing of the initial registration statement or first distribution of the offering memorandum (i.e. based upon the expected net per-Unit price), as applicable, to generate $100 million in net proceeds to the Special General Partner (excluding any net proceeds from the exercise of any

Over-Allotment Option). Without the Special General Partner’s consent the Special GP Offering may in no event be consummated if the net proceeds to the Special General Partner are less than $10 per Unit, as adjusted pursuant to Section 5.9 of the Partnership Agreement, as applicable. Upon request by CR, a Special GP Offering may include some or all of the Units owned directly by CR, in lieu of an equal number of Units owned by the Special General Partner.
     (d) In order to effect the Requested Modifications (as defined below), CR may require that (A) the Partnership consummate a Special GP Offering generating at least $140 million in net proceeds to the Special General Partner and (B) the Partnership otherwise distribute to the Special General Partner and CR (in its role as Limited Partner) an amount of cash equal to (1) $75 million minus (2) the CapEx Reimbursement Amount.
     (e) If the Managing General Partner reasonably determines that, in order to consummate the Initial Offering on terms materially consistent with terms prevalent in the then-current market for initial public offerings of publicly traded partnerships relying primarily on 7704(d)(1)(E) of the Code, it is necessary or appropriate that the Partnership and its Subsidiaries be released from their obligations as obligors or guarantors of the Coffeyville Credit Agreements and the ISDA swap agreements between CR and J. Aron & Company (the “Swaps”), or any amendment or successor or replacement agreement thereto, or that other amendments or modifications thereto are necessary or appropriate, then the Managing General Partner shall give prompt written notice to CR describing such amendments or modifications (the “Requested Modifications”). Such notice shall, in any event, be given ninety (90) days prior to the anticipated closing date of the Initial Offering. CR shall use, and shall cause each of its Subsidiaries to use, its commercially reasonable efforts (as qualified below) to effect the Requested Modifications, through amendment to, or replacement (including by way of refinancing) of, the applicable agreement. CR shall not be considered to have made “commercially reasonable efforts” to effect the Requested Modifications if it determines not to pursue or effect such Requested Modifications due to (i) payment of fees to the lenders under the Coffeyville Credit Agreements or the swap counterparty, (ii) the costs of this type of amendment or replacement, (iii) an increase in applicable margins or spreads or (iv) changes to the terms required by the lenders or swap counterparty including revised covenants, events of default and repayment and prepayment provisions; provided that (i), (ii), (iii) and (iv) are not reasonably likely, in the aggregate, to have a material adverse effect on CR.
     (f) If the Initial Offering includes a Special GP Offering and an Over-Allotment Option, then (i) if the Special GP Offering is a secondary offering, the Special General Partner will agree with the underwriters or initial purchasers of the Initial Offering to sell its pro rata portion of the Units issued upon any exercise of the Over-Allotment Option, or (ii) if the Special GP Offering is a redemption, that its pro rata portion of the Units issued upon any exercise of the Over-Allotment Option shall be redeemed (with a per-Unit redemption price equal to the price at which a Unit is purchased from the Partnership, net of any sales commissions or underwriting discounts charged to the Partnership).
     Section 4.3 Managing General Partner Put Right. If the Initial Offering is not consummated by the second anniversary of the Closing Date, the Managing General Partner shall have the right to require CR to purchase the Managing General Partner Interest (the “Put Right”).

The Put Right shall expire on the earlier of (i) the fifth anniversary of the Closing Date and (ii) the closing of the Initial Offering.
     Section 4.4 CR Call Right. If the Initial Offering is not consummated by the fifth anniversary of the Closing Date, CR shall have the right to require the Managing General Partner to sell the Managing General Partner Interest to CR (the “Call Right”). The Call Right shall expire on the closing of the Initial Offering. The Call Right may not be exercised for a period of 120 consecutive days following the initial filing of a registration statement relating to an Initial Public Offering.
     Section 4.5 Procedures for Put/Call. In the event of an exercise of the Put Right or the Call Right, the purchase price shall be the fair market value of the Managing General Partner interest, determined and payable as of the effective date of the purchase and sale. The fair market value of the Managing General Partner Interest shall be determined by an independent investment banking firm selected by the Managing General Partner and CR. If such parties cannot agree upon one independent investment banking firm within 45 days after the date of notice of exercise of the Put Right or Call Right, then the Managing General Partner shall designate an independent investment banking firm, CR shall designate an independent investment banking firm, and such firms shall mutually select a third independent investment banking firm, which third independent investment banking firm shall determine the fair market value of the Managing General Partner Interest.
     In making its determination, the independent investment banking firm may, in turn, rely on other experts, and the determination of which shall be conclusive. The independent investment banking firm may consider the value of the Partnership’s assets, the rights and obligations of the Managing General Partner and other factors it may deem relevant but the fair market value shall not include any control premium and shall be determined as if the last provisos contained in Sections 6.4(a), (b) and (c) of the Partnership Agreement (which provide that no distributions will be paid to the Managing General Partner (in respect of the Incentive Distribution Rights) for so long as any Group Member is a guarantor of any Coffeyville Credit Agreement) no longer applied.
     Section 4.6 Substantive Restructuring of Coffeyville Credit Agreements. If CR materially amends, or amends and restates, any Coffeyville Credit Agreement, and the substance of the amendments are in the nature of a refinancing of the Coffeyville Credit Agreement, CR shall use, and shall cause each of its Subsidiaries to use, its commercially reasonable efforts to obtain the release of the Partnership and its Subsidiaries as obligors or guarantors thereunder. “Commercially reasonable efforts” shall be qualified in the same manner as specified in Section 4.2.
ARTICLE V
FURTHER ASSURANCES
     From time to time after the date hereof, and without any further consideration the Parties agree to execute, acknowledge and deliver all such additional deeds, assignments, bills of sale, conveyances, instruments, notices, releases, acquittances and other documents, and will do all such other acts and things, all in accordance with applicable law, as may be necessary or appropriate (a) more fully to assure that the applicable Parties own all of the properties, rights, titles, interests, estates, remedies, powers and privileges granted by this Agreement, or which are intended to be so granted, or (b) more fully and effectively to vest in the applicable Parties and their respective successors and assigns beneficial and record title to the interests contributed and assigned by this Agreement or intended so to be and to more fully and effectively carry out the purposes and intent of this Agreement.
ARTICLE VI
EFFECTIVE TIME
     Notwithstanding anything contained in this Agreement to the contrary, none of the provisions of Article II or Article III of this Agreement shall be operative or have any effect until the Effective Time, at which time all the provisions of Article II or Article III of this Agreement shall be effective and operative in accordance with Article VII, without further action by any Party.
ARTICLE VII
MISCELLANEOUS
     Section 7.1 Order of Completion of Transactions. The transactions provided for in Article III of this Agreement shall be completed simultaneously with the transactions provided for in Article II of this Agreement.
     Section 7.2 Costs. The Partnership shall pay all expenses, fees and costs, including sales, use and similar taxes arising out of the contributions, conveyances and deliveries to be made hereunder, and shall pay all documentary, filing, recording, transfer, deed and conveyance taxes and fees required in connection therewith. In addition, the Partnership shall be responsible for all costs, liabilities and expenses (including court costs and reasonable attorneys’ fees) incurred in connection with the implementation of any conveyance or delivery pursuant to Article V of this Agreement.
     Section 7.3 Headings; References; Interpretation. All Article and Section headings in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any of the provisions hereof. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, and not to any particular provision of this Agreement. All references herein to Articles and Sections shall, unless the context requires a different construction, be deemed to be references to the Articles and Sections of this Agreement, respectively. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders, and the singular shall include the plural and vice versa. The terms “include,” “includes,” “including” or words of like import shall be deemed to be followed by the words “without limitation.”

     Section 7.4 Successors and Assigns. The Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.
     Section 7.5 No Third Party Rights. The provisions of this Agreement are intended to bind the parties signatory hereto as to each other and are not intended to and do not create rights in any other person or confer upon any other person any benefits, rights or remedies and no person is or is intended to be a third party beneficiary of any of the provisions of this Agreement.
     Section 7.6 Counterparts. This Agreement may be executed in any number of counterparts, all of which together shall constitute one agreement binding on the Parties.
     Section 7.7 Governing Law. This Agreement shall be subject to and governed by the laws of the State of New York.
     Section 7.8 Arbitration. Any controversy, dispute or claim arising out of or relating in any way to this Agreement or the transactions arising hereunder that cannot be resolved by negotiation shall be settled by binding arbitration in accordance with the CPR Rules for Non-Administered Arbitration in effect on the date of this Agreement by three independent and impartial arbitrators, of whom the Managing General Partner and CR shall each appoint one, and those appointed arbitrators shall select the third arbitrator, who shall be the presiding arbitrator. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. 1-16 (the “Federal Arbitration Act”) to the exclusion of state laws inconsistent therewith, and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The arbitration hearing shall take place in the state of Kansas or at some other mutually agreeable location and the hearing shall take place within 120 calendar days from the date of demand for arbitration. The arbitrators shall base their award on the terms of this Agreement and shall follow the law and judicial precedents which a United States District Judge sitting in federal court in the City of New York would apply in the event the dispute were litigated in such court. The parties expressly agree that this Agreement shall confer no power or authority upon the arbitrators to render any judgment or award that is erroneous in its application of substantive law and expressly agree that no such erroneous judgment or award shall be eligible for confirmation. The arbitrators shall render their award in writing and shall include the findings of fact and conclusions of law upon which their award is based. The arbitration shall be governed by the laws of the State of New York applicable to contracts made and to be performed wholly within such state, and by the arbitration law of the Federal Arbitration Act. The arbitration hearings shall be continuous subject to weekends, holidays, or other days to be mutually agreed and the total days of hearing shall not exceed ten hearing days per party. The arbitrators shall render their award no later than thirty calendar days after the conclusion of the hearings. The submission of post-hearing legal briefs shall be subject to the discretion of the arbitrators, but in no event shall the briefs delay the arbitrators’ decision in this matter. All expenses and fees of the arbitrators and expenses for hearing facilities and other expenses of the arbitration shall be borne equally by the Managing General Partner and CR unless they agree otherwise. The arbitrators shall render their award within 90 days of the conclusion of the arbitration hearing. The arbitrators shall not be empowered to award any punitive damages in connection with any dispute arising out of or relating in any way to this Agreement or the transactions arising hereunder, and all parties hereby irrevocably waives any right to recover such damages. The arbitration hearings and award shall be maintained in confidence.
     Section 7.9 Severability. If any of the provisions of this Agreement are held by any court of competent jurisdiction to contravene, or to be invalid under, the laws of any political body having jurisdiction over the subject matter hereof, such contravention or invalidity shall not invalidate the entire Agreement. Instead, this Agreement shall be construed as if it did not contain the particular provision or provisions held to be invalid, and an equitable adjustment shall be made and necessary provision added so as to give effect to the intention of the Parties as expressed in this Agreement at the time of execution of this Agreement.
     Section 7.10 Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the Parties.
     Section 7.11 Integration. This Agreement and the instruments referenced herein supersede all previous understandings or agreements among the Parties, whether oral or written, with respect to its subject matter. This document and such instruments contain the entire understanding of the Parties. No understanding, representation, promise or agreement, whether oral or written, is intended to be or shall be included in or form part of this Agreement unless it is contained in a written amendment hereto executed by the Parties after the date of this Agreement.
     Section 7.12 Deed; Bill of Sale; Assignment. To the extent required and permitted by applicable law, this Agreement shall also constitute a “deed,” “bill of sale” or “assignment” of the assets and interests referenced herein.
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     IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties as of the date first written above.

CVR PARTNERS, LP
By:	CVR GP, LLC,
its Managing General Partner

By:
Name:
Title:

COFFEYVILLE RESOURCES, LLC
By:
Name:
Title:

CVR GP, LLC
By:
Name:
Title:

CVR SPECIAL GP, LLC
By:	Coffeyville Resources, LLC
its sole member

By:
Name:
Title:

CVR Partners LP
Contribution, Conveyance and Assumption Agreement
Signature Page